HOME EQUITY ASSET TRUST 2007-3

DERIVED INFORMATION [4/16/07]

[$524,425,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$524,425,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2007-3

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you, any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2007-3 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/07 cutoff date.  The final numbers will be found in the prospectus supplement.  Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans.  999

Total Outstanding Loan Balance ($).  206,398,284

Total Expected Collateral Balance ($).  550,000,100

Total Expected Collateral Balance – Selection ($).  201,838,473

Average Loan Current Balance ($).  206,605

.

Weighted Average Original LTV (%)*.  80.0

Weighted Average Coupon (%).  7.33

Arm Weighted Average Coupon (%).  7.30

Fixed Weighted Average Coupon (%).  7.71

Weighted Average Margin (%).  5.70

Weighted Average FICO (Non-Zero).  656

Weighted Average Age (Months).  3

.

% First Liens.  100.0

% Second Liens.  0.0

% Arms.  93.0

% Fixed.  7.0

% Interest Only.  46.2

% of Loans with Mortgage Insurance.  0.0

Current Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
5.01 – 5.50	11	2,584,976	1.3	5.41	80.0	658
5.51 – 6.00	22	6,107,490	3.0	5.86	80.0	675
6.01 – 6.50	77	18,444,486	8.9	6.32	79.9	661
6.51 – 7.00	234	52,901,066	25.6	6.81	79.9	660
7.01 – 7.50	269	55,165,487	26.7	7.29	79.8	658
7.51 – 8.00	192	39,040,524	18.9	7.76	79.8	660
8.01 – 8.50	82	15,128,236	7.3	8.28	79.7	641
8.51 – 9.00	62	10,321,891	5.0	8.72	80.5	648
9.01 – 9.50	20	2,877,278	1.4	9.28	80.5	640
9.51 – 10.00	16	2,639,461	1.36	9.76	83.3	590
10.01 – 10.50	4	306,404	0.1	10.39	79.0	547
10.51 – 11.00	4	282,846	0.1	10.89	84.6	528
11.01 – 11.50	4	485,209	0.2	11.33	83.3	500
11.51 – 12.00	1	62,738	0.0	11.64	90.0	563
12.01 > =	1	50,092	0.0	12.29	90.0	550
Total:	999	206,398,284	100.0	7.33	80.00	656
Max: 12.29 Min: 5.34 Wgt Avg: 7.33

FICO	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
476 – 500	4	444,898	0.2	7.90	80.2	493
501 – 525	3	489,554	0.2	8.39	80.0	508
526 – 550	17	1,642,861	0.8	9.66	82.3	540
551 – 575	14	1,828,756	0.9	8.57	80.5	563
576 – 600	19	3,516,758	1.7	8.09	79.6	591
601 – 625	165	28,950,733	14.0	7.47	79.9	616
626 – 650	290	58,791,588	28.5	7.26	79.8	538
651 – 675	248	55,934,212	27.1	7.28	80.0	662
676 – 700	134	30,177,775	14.6	7.17	79.9	687
701 – 725	64	15,325,273	7.4	7.22	80.0	712
726 – 750	27	5,506,270	2.7	7.06	79.6	740
751 – 775	7	2,097,906	1.0	7.30	80.0	762
776 – 800	4	11328,084	0.6	7.17	80.0	789
Total:	999	206,398,284	100.0	7.33	80.00	656
Max: 791 Min: 455 Wgt Avg: 656

Scheduled Balance	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
<= 50,000	1	44,449	0.0	9.39	90.0	464
50001 - 100,000	122	9,439,190	4.6	8.28	80.5	629
100,001 -150,000	240	291,846,605	14.5	7.58	79.8	646
150,001 - 200,000	219	38,480,552	18.6	7.17	80.0	654
200,001 - 250,000	149	33,499,489	16.2	7.28	80.1	655
250,001 - 300,000	103	28,077,172	13.6	7.17	79.9	655
300,001 - 350,000	57	18,632,647	9.0	7.31	79.9	663
350,001 - 400,000	40	14,967,596	7.3	7.16	79.7	666
400,001 -.450,000	25	10,636,510	5.2	7.05	79.8	669
450,001 - 500,000	20	9,496,830	4.6	7.51	79.7	653
500,001 - 550,000	11	5,818,958	2.8	7.33	79.8	682
550,001 - 600,000	6	3,450,901	1.7	6.87	79.6	673
600,001 - 650,000	3	1,878,891	0.9	8.02	80.0	656
650,001 – 700,000	1	677,545	0.3	7.70	80.0	681
700,001 – 750,000	2	1,450,949	0.7	7.11	80.0	711
Total:	999	206,398,284	100.0	7.33	80.00	656
Max: 732,000.00 Min: 44,448.79 Wgt Avg: 206,604.89

Original LTV (%)*	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
<= 50.0	1	72,269	0.0	7.20	50.0	742
55.1 – 60.0	1	270,699	0.1	6.89	59.6	610
60.1 – 65.0	2	248,562	0.1	7.89	65.0	600
65.1 – 70.0	2	493,127	0.2	8.23	70.0	624
70.1 – 75.0	12	2,465,264	1.2	7.69	74.6	614
75.1 – 80.0	956	199,915,986	96.9	7.29	80.0	658
80.1 – 85.0	7	966,893	0.5	9.11	85.0	576
85.1 – 90.0	17	1,737,564	0.8	9.52	90.0	596
90.1 – 95.1	1	227,921	0.1	8.99	95.0	601
Total:	999	206,398,284	100.0	7.33	80.00	656
Max: 95.0 Min: 50.0 Wgt Avg: 80.0

Prepay Penalty in Years	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0.00	229	48,793,302	23.6	7.67	80.0	654
1.00	37	9,579,143	4.6	7.70	79.7	652
2.00	580	119,221,881	57.8	7.12	80.1	657
3.00	153	28,803,958	14.0	7.48	79.6	656
Total:	999	206,398,284	100.0	7.33	80.00	656

Documentation Type	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Full	674	127,622,140	61.8	7.16	80.0	644
Reduced	238	56,696,018	27.5	7.56	80.0	672
Stated Income / Stated Assets	72	18,453,526	8.9	7.73	79.8	679
No Income / No Assets	15	3,626,000	1.8	7.42	80.0	697
Total:	999	206,398,284	100.0	7.33	80.00	656

Occupancy Status	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Primary	993	205,574,566	99.6	7.32	79.9	656
Investor	6	823,718	0.4	8.41	82.5	655
Total:	999	206,398,284	100.0	7.33	80.00	656

State	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
California	135	44,785,367	21.7	6.99	79.8	665
Florida	92	20,332,515	9.9	7.50	79.9	660
Arizona	68	14,389,369	7.0	6.99	80.0	654
Washington	65	13,197,715	6.4	6.98	80.0	656
Illinois	55	11,536,280	5.6	7.56	80.3	650
Virginia	43	8,709,337	4.2	7.43	79.9	661
Maryland	36	8,698,978	4.2	7.31	79.5	663
New Jersey	27	7,836,161	3.8	7.45	79.9	672
Oregon	39	7,290,203	3.5	7.19	80.3	649
New York	22	6,257,911	3.0	7.44	80.0	674
Georgia	35	5,836,478	2.8	7.62	80.2	649
Texas	40	5,194,671	2.5	7.68	80.0	637
Minnesota	26	4,871,539	2.4	7.36	79.7	645
North Carolina	35	4,502,790	2.2	7.59	80.0	629
Tennessee	32	4,072,688	2.0	7.62	80.2	642
Other	249	38,886,282	18.8	7.62	80.0	648
Total:	999	206,398,284	100.0	7.33	80.00	656

Purpose	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Purchase	721	143,771,286	69.7	7.37	80.1	657
Refinance – Rate Term	82	16,204,232	7.9	7.02	79.8	649
Refinance – Cashout	196	46,422,766	22.5	7.32	79.5	656
Total:	999	206,398,284	100.0	7.33	80.00	656

State	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Arm 2/28	632	130,749,221	63.3	7.24	80.0	658
Arm 2/28 – Balloon 40/30	133	28,180,498	13.7	7.37	80.0	652
Arm 2/28 – Balloon 45/30	2	507,362	0.2	8.46	77.6	621
Arm 2/28 – Balloon 50/30	39	10,044,722	4.9	7.58	80.2	654
Arm 3/27	40	7,624,280	3.7	7.35	80.0	662
Arm 3/27 – Balloon 40/30	14	2,755,324	1.3	7.43	80.0	654
Arm 3.27 – Balloon 45/30	2	266,885	0.1	7.33	75.0	530
Arm 3/27 – Balloon 50/30	24	6,689,527	3.2	7.79	79.8	646
Arm 5/25	14	4,851,239	2.4	6.96	80.0	667
Arm 6 Month	1	278,076	0.1	7.50	80.0	663
Fixed Balloon 40/30	12	2,072,401	1.0	7.59	79.2	671
Fixed Balloon 50/30	1	162,935	0.1	7.88	80.0	636
Fixed Rate	85	12,214,815	5.9	7.73	79.1	651
Total:	999	206,398,284	100.0	7.33	80.00	656

Property Type	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Single Family Residence	742	149,645,632	72.5	7.33	79.9	655
PUD	124	27,837,504	13.5	7.26	79.9	659
Condo	76	14,663,414	7.1	7.12	80.0	657
2 Family	38	9,541,798	4.6	7.62	80.2	653
3-4 Family	17	4,505,994	2.2	7.57	79.9	669
Co-op	2	203,943	0.1	7.72	80.0	664
Total:	999	206,398,284	100.0	7.33	80.00	656

Margin (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0.01 - 4.00	32	9,328,173	4.5	6.97	80.0	674
4.01 - 4.50	39	10,582,504	5.5	6.48	80.0	656
4.51 - 5.00	87	21,968,949	11.4	6.92	80.1	6.69
5.01 - 5.50	139	31,629,074	16.5	7.09	79.9	661
5.51 - 6.00	231	50,511,584	26.3	7.1-5	80.1	657
6.01 - 6.50	161	32,625,888	I7.0	7.42	79.7	656
6.51 - 7.00	131	24,163,016	12.6	7.89	802	6,42
7.01 - 7.50	36	5,193,525	2.7	8.50	80.2	631
7.51 - 3.00	42	5,309,320	2.8	9.03	80.7	621
8.51 - 9.00	2	263,901	0.1	9.63	83.3	534
9.01 >=	1	371,200	0.2	938	80.0	661
Total:	901	191,947,134	100.0	7.30	80.0	656
Max: 9.38 Min: 2.16 Wgt Avg: 5.70

Months to Rate Reset	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
1 - 3	1	278,076	0.1	7.50	80.0	663
4 – 6	7	1,051,700	0.5	8.41	80.9	516
13 – 15	7	906,052	0.5	8.25	78.9	540
16 – 18	8	2,208,513	1.2	7.94	78.8	592
19 – 21	458	104,437,185	54.4	7.09	80.1	655
22 – 24	308	61,176,559	31.9	7.56	80.0	664
25 – 27	1	88,574	0.0	7.50	75.0	485
31 – 33	21	4,443,437	2.3	7.40	80.0	648
34 – 36	56	12,505,799	6.5	7.60	79.9	656
37 >=	14	4,851,239	2.5	6.96	80.0	667
Total:	901	191,947,134	100.0	7.30	80.0	656
Max: 59 Min: 3 Wgt Avg: 23

Maximum Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
9.51 – 11.50	11	2,584,976	1.3	5.41	80.0	658
11.51 – 12.00	20	5,537,195	2.9	5.85	80.0	674
12.01 – 12.50	74	18,013,078	9.4	6.32	79.9	661
12.51 – 13.00	221	49,981,144	26.0	.6.80	80.0	660
13.01 – 13.50	251	52,464,851	27.3	7.29	79.8	657
13.51 – 14.00	162	33,757,294	17.6	7.77	79.9	659
14.01 – 14.50	66	12,320,693	6.4	8.26	79.6	637
14.51 – 15.00	54	10,020,132	5.2	8.60	80.3	652
15.01 – 15.50	18	3,730,648	1.9	9.04	80.7	644
15.51 – 16.00	15	2,823,999	1.5	9.59	829	602
16.01 – 16.50	4	334,525	0.2	9.99	81.9	585
16.51 – 17.00	3	214,920	0.1	10.86	86.1	527
17.01 – 17.50	2	163,679	0.1	11.20	85.7	541
Total:	901	191,947,134	100.0	7.30	80.0	656
Max: 17.29 Min: 11.34 Wgt Avg: 13.31

Minimum Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
<=4.50	1	267,200	0.1	6.50	80.0	605
5.01 - 5.50	16.	3,539,413	1.8	5.92	80.0	651
5.51 - 6.00	22	5,829,090	3.0	5.91	80.0	675
6,01 - 6.50	76	18,402,141	9.6	6.40	79.7	662
6.51 - 7.00	226	50,778,778	26.5	6.85	80.1	659
7.01 - 7.50	248	51,787,064	27.0	7.29	79.8	658
7.51 – 8.00	162	34,520,161	18.0	7.76	79.9	660
8.01 - 8.50	67	13,066,244	6.8	8.33	80.1	637
8.51 - 9.00	53	9,322,162	4.9	8.72	80.5	650
9.01 - 9.50	12	2,094,223	1.1	9.29	80.8	651
9.51 - 10.00	10	11757,480	0.9	9.78	82.0	578
10.01 - 10.50	3	204,577	0.1	10.46	83.1	549
10.51 - 11.00	3	214,920	0.1	10.86	86.1	527
11.01 - 11.50	2	163,679	0.1	11.20	85.7	541
Total:	901	191,947,134	100.0	7.30	80.0	656
Max: 11.29 Min: 4.50 Wgt Avg: 7.26

Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
1.00	21	6,192,237	3.2	7.48	80.5	648
1.50	1	119,895	0.1	5.85	80.0	733
2.00	111	25,871,486	13.5	7.52	80.0	678
3.00	768	159,763,415	83.2	7.26	80.0	653
Total:	901	191,947,134	100.0	7.30	80.0	656
Wgt Avg: 2.80

Subsequent Periodic Cap (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
1.00	898	191,450,753	99.7	7.30	80.0	657
1.50	3	469,381	0.3	9.07	80.0	532
Total:	901	191,947,134	100.0	7.30	80.0	656
Wgt Avg: 1.00

Interest Only Period (Months)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0	614	111,032,915	53.8	7.51	80.0	648
24	1	371,200	0.2	9.38	80.0	661
60	378	93,435,569	45.3	7.12	79.9	665
120	6	1,558,600	0.8	6.52	79.3	674
Total:	999	206,398,284	100.0	7.33	80.0	656